News Release	Source: Signalife, Inc.

SIGNALIFE APPOINTS LEE EHRLICHMAN AS COMPANY DIRECTOR AND OPERATIONS DIRECTOR; ADDITIONAL NOTICE RECEIVED FROM AMEX REGARDING SHARHOLDERS’ EQUITY DEFICIENCY

GREENVILLE, S.C. / Thursday, May 15, 2008 / (PRNewswire-FirstCall) / Signalife, Inc. (AMEX: SGN) has announced that it has appointed Mr. Lee B. Ehrlichman to the company’s board of directors on May 10, 2008, and as the company’s Director of Operations.  Mr. Ehrlichman, who pioneered outpatient realtime cardiac telemetry technology and call center monitoring as CEO and President of Cardiac Telecom Corporation, will oversee all company operations as the company’s Operations Director, a consulting position, including monitoring all production activities and ensuring timely deliveries of product, and overseeing regulatory and research & development activities.  As Operations Director, Mr. Ehrlichman is expected to operate out of the company’s Los Angeles offices and laboratory facilities on a full-time basis.  Mr. Ehrlichman, who has extensive experience in product marketing and sales, will also take a lead role in company sales, both in the remote cardiac monitoring market as well as traditional ECG markets.  Mr. Ehrlichman commenced consulting for the company on May 5, 2008, and it is anticipated that Mr. Ehrlichman will transition to a senior executive level position after a trial period.

Mr. Ehrlichman has extensive experience not only as a chief executive officer and a sales and marketing executive, but also in the cardiac business in which Signalife competes.  From August 1995 until July 2007, Mr. Ehrlichman was Chairman, Chief Executive Officer and President of Cardiac Telecom Corporation, a pioneer of outpatient real-time cardiac telemetry technology and call center monitoring.  In that capacity, Mr. Ehrlichman oversaw both the development and commercialization of ECG devices and the heart monitoring business, growing revenues by 500%; developing and executing FDA strategy, including leading clinical trials and obtaining FDA 510(k) clearance in minimal time; leading the rollout of product into the marketplace with successful patient applications to physicians on a nationwide basis (AFib, post-CABG, Drug Titration, Syncope, and Pediatrics); overseeing product manufacturing functions; and negotiating with Medicare and other insurers (at medical director level) to write specific reimbursement policies for Cardiac Telecom’s a new technology, which led to reimbursement and cash flow.

Prior to that position, Mr. Ehrlichman was Chairman, Chief Executive Officer and President of Tartan, Inc., a defense industry-oriented embedded systems software tools company, from January 1990 to June 1995.  While at Tartan, Mr. Ehrlichman reversed ten years of consecutive losses into profitability in his first year; grew company revenues from $1.5 million to $10 million while self funding diversification into new markets; created a highly effective management team which consistently met or exceeded company goals by recruiting several senior level executives in Sales, Marketing and Engineering (many of these executives are now successful CEOs of technology companies); diversified into embedded Digital Signal Processor markets (military and commercial), which resulted in revenue increases of more than 300%

over the first three years; and developed profitable business relationships with top semiconductor manufacturers at senior levels.

Earlier in his career, Mr. Ehrlichman was also Vice President of Sales of Alsys, Inc. for five years, and held various progressive positions in sales, sales management, marketing and marketing management, including Marketing Manager of the Japanese Business Development Group, of Data General Corporation for seven years.

On January 7, 2008, Signalife received a deficiency letter from the American Stock Exchange (“AMEX”) pursuant to which it advised that Signalife would need to comply with AMEX’s $6 million stockholders’ equity threshold required for continued listing under AMEX Rule 1003(a)(iii).  This notification was triggered by the decline of Signalife’s market capitalization to less than $50 million, which previously exempted Signalife from meeting the minimum stockholders’ equity requirement.  In response to the letter, Signalife submitted to AMEX for its review and acceptance a plan to bring the company into compliance with the aforesaid stockholders’ equity requirement.  On March 20, 2008, AMEX notified Signalife that it accepted the company’s plan of compliance and granted the company an extension until May 7, 2009 to regain compliance with the aforesaid stockholders’ equity requirement.  On May 14, 2008, Signalife received a second deficiency letter from the American Stock Exchange (“AMEX”) pursuant to which it advised that Signalife would also need to comply with AMEX’s $4 million stockholders’ equity threshold required for continued listing under AMEX Rule 1003(a)(ii).  In that letter, AMEX advised Signalife that should it desire to do so, the company could supplement its pending plan of compliance to address this new deficiency.  Signalife believes that its pending plan of compliance will have equal applicability to the new deficiency cited, and has notified AMEX that it will be supplementing its pending plan of compliance to address this new issue.  No guarantee can be given that AMEX will accept the plan as supplemented or that Signalife will be able to so increase its stockholders’ equity to the $4 million threshold within the period stipulated by AMEX, either of which would lead to a delisting of Signalife’s common shares from the AMEX market.

About Signalife

Signalife, Inc. is a life sciences company focused on the monitoring, detection and prevention of disease through continuous biomedical signal monitoring.  Signalife uses its patented signal technology to design and develop medical devices, therapies and/or technologies that simplify and reduce the costs of cardiovascular disease.

Signalife, Inc. is traded on the American Stock Exchange under the symbol SGN. More information is located at www.signalife.com. Clear Data. Trusted Results.

Caution Regarding Forward-Looking Statements

Statements in this release that are not strictly historical are "forward- looking" statements. Forward-looking statements involve known and unknown risks, which may cause Signalife's actual results in the future to differ materially from expected results. Factors which could cause or contribute to such differences include, but are not limited to, failure to complete the development and introduction of heart monitoring and other biomedical devices incorporating Signalife's technology procure market acceptance for these products, failure to obtain federal or state or governmental or international regulatory approvals governing heart monitoring and other biomedical devices incorporating Signalife's technology, failure to obtain import and export capabilities in the various countries containing buyers and resellers and hospitals and clinics and doctors for the Signalife devices, inability to obtain physician, patient or insurance acceptance of for heart monitoring and other biomedical incorporating Signalife's technology, and the unavailability of financing to complete management's plans and objectives, including the development of heart monitoring and other biomedical incorporating Signalife's technology. These risks are qualified in their entirety by cautionary language and risk factors set forth and to be further described in Signalife's filings with the Securities and Exchange Commission.